For Immediate Release	Exhibit 99.1
December 27, 2005

Remy International, Inc. Successfully

Completes New $80 Million Financing

Anderson, Indiana, December 27, 2005/PRNewswire/ — Remy International, Inc. announced today that it has successfully completed an $80 million term loan financing as part of an amendment to the Company’s senior secured credit facility. The net proceeds from the term loan were used to pay down existing revolving loans under the Company’s existing revolving credit facility, thereby providing incremental liquidity to the Company. The term loan matures on June 30, 2008.

Commenting on the transaction, Tom Snyder, Chief Executive Officer, said: “We are very pleased that the credit markets have responded favorably to our proposal, showing confidence in our plans for moving forward.”

Raj Shah, Chief Operating Officer, also commented, “Our increased liquidity provides us with greater flexibility in implementing the initiatives begun in 2005 to improve our competitiveness and financial performance. Our actions include significant cost reductions at the manufacturing level, driven by plant and product rationalization, customer price increases, and substantial administrative and other overhead reductions. Meanwhile, we continue to invest in product technology to support the launches of awarded programs that drive our global growth.”

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results and liquidity, the incremental liquidity provided by the term loan is subject to borrowing base and other limitations on the Company’s ability to borrow money under its revolving credit facilities or otherwise, acquisitions and integration costs, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of commodity prices, restructuring and cost reduction risks, enterprise resource planning implementation risks, customs duty and labor claims, conditions in the automotive industry, the Delphi bankruptcy, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	Keri Webb	765-778-6602

Remy International Web Site:	http://www.RemyInc.com